UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2008

NANOGEN, INC.

(Exact name of registrant specified in its charter)

Delaware	000-23541	33-0489621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10398 Pacific Center Court, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (858) 410-4600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Business Combination

On August 14, 2008, Nanogen, Inc. (“Nanogen” or the “Company”) entered into a share exchange agreement (the “Share Exchange Agreement”) with Financiére Elitech S.A.S. (“Elitech”), an independent distributor of in vitro diagnostic products based in France, and the stockholders of Elitech (the “Sellers”), pursuant to which the Company agrees to purchase, and the Sellers agree to sell, all of the outstanding stock of Elitech to the Company in exchange for an aggregate number of shares of the Company’s common stock (the “Common Stock”) equal to the greater of (i) 58.7% of the fully diluted outstanding shares of the combined entity and (ii) such number of shares of Common Stock equivalent to a market value of €66.5 million (based on the closing price of the Common Stock on the fifth trading day prior to closing of the transactions contemplated by the Share Exchange Agreement (the “Closing”) and adjusted in accordance with the euro-dollar currency exchange rate on the date of the Closing), provided that such number of shares shall not exceed 68.7% of fully diluted outstanding shares of the combined company (the “Business Combination”). Upon the Closing, Elitech will become a wholly-owned subsidiary of the Company, and the combined company will be controlled by current stockholders of Elitech. The board of directors of the Company has approved the Business Combination.

The combined company will be headquartered in San Diego, California. It is contemplated that Pierre Debiais, currently the President of Elitech, will be the CEO of the combined company; Michael Saunders, currently the group vice president of marketing and business development for Elitech, will be COO with a focus on European operations; David Ludvigson, currently President and COO for the Company, will be COO with a focus on United States operations; and Nicholas Venuto, currently Vice President and CFO of the Company, will serve in the same capacity for the combined company. The board of directors of the combined company will consist of seven members, four of whom will be designated by Elitech and three of whom will be designated by Nanogen.

The consummation of the Business Combination is subject to regulatory review, Nanogen stockholder approval and other customary closing conditions, including that (i) the Company’s modified earnings before interest, taxes, depreciation, and amortization, calculated consistent with past practice (“Modified EBITDA”), for the most recently completed fiscal quarter immediately preceding the closing date of the Business Combination shall exceed Modified EBITDA as reported for the first quarter of 2008 by 50% or more, (ii) the parties shall have secured or entered into an agreement to secure financing for the working capital of the combined company in connection with or as soon as practicable after Closing in an amount not less than $10,000,000, (iii) Elitech shall have delivered to the Company audited consolidated financial statements that do not vary in any material respect from the Elitech financial statements delivered to the Company in connection with the Share Exchange Agreement, (iv) Elitech shall have restructured its business and entered into certain distributions agreements, each in a manner satisfactory to the Company, and (v) Elitech shall have caused certain of its shareholders to enter into a purchase option agreement with the Company granting the Company an option to purchase certain assets in the future.

The Share Exchange Agreement also contains customary representations and warranties that the parties made solely for the benefit of the parties.

Also on August 14, 2008 the Company’s executive officers and directors entered into a voting agreement with Elitech, pursuant to which they agreed, in their capacity as stockholders of the Company, to vote their shares in favor of the Business Combination and against any proposal made in opposition to the Business Combination (the “Voting Agreement”).

The foregoing summary and description of the terms of the Share Exchange Agreement, the Voting Agreement and the transactions contemplated thereunder is qualified in its entirety by reference to the complete agreements, copies of which are filed as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

Bridge Financing

On August 14, 2008, the Company entered into securities purchase agreements (each an “Initial Securities Purchase Agreement”) with each of the holders (the “Initial Bridge Note Holders”) of the Company’s 9.75% Senior Secured Convertible Notes (the “9.75% Notes”), pursuant to which the Company agreed to issue and sell to such Initial Bridge Note Holders an aggregate of $5.0 million in principal amount (the “Initial Bridge Notes”) of the Company’s Senior Secured Convertible Bridge Notes, initially convertible into an aggregate of 12,594,458 shares of common stock of the Company (the “Common Stock”) at an initial conversion price of $0.397 per share.

Also on August 14, 2008, the Company entered into a securities purchase agreement (the “Elitech Securities Purchase Agreement,” together with the Initial Securities Purchase Agreements, the “Securities Purchase Agreements”) with Elitech (together with the Initial Bridge Note Holders, the “Bridge Note Holders”), pursuant to which the Company agreed to issue and sell to Elitech additional Bridge Notes in an aggregate principle amount of $3.0 million (“Additional Bridge Notes,” together with the Initial Bridge Notes, the “Bridge Notes,” and the transactions contemplated by the Securities Purchase Agreements, the “Bridge Financing”).

The closing of the sale of the Initial Bridge Notes is scheduled to occur on or about August 15, 2008, subject to satisfaction or waiver of customary closing conditions (the “Initial Closing”). The Company will receive net proceeds of approximately $4.15 million from the sale of the Initial Bridge Notes, after deducting estimated offering expenses payable by the Company. The closings of the sale of the Additional Bridge Notes, which is subject to the completion of the Initial Closing, will occur in three stages during the fourth quarter of 2008 as follows: $1.0 million on or prior to October 15, 2008, $1.0 million on or prior to November 15, 2008 and $1.0 million on or prior to December 31, 2008 (the “Elitech Funding”).

The Bridge Notes were issued and sold pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) provided under Section 4(2) of the Act, and Rule 506 promulgated thereunder. The Securities Purchase Agreement also requires the Company to hold a special meeting of stockholders to approve the Bridge Financing prior to March 31, 2009.

Summary of Bridge Notes

The Bridge Notes will mature upon the earlier of (i) May 15, 2009 and (ii) the fifth business day following the consummation of the Business Combination, subject to extension under certain circumstances, including an extension upon an Event of Default (as described below) or a Change in Control (as defined in the Bridge Notes) on the scheduled maturity date. The consummation of the Business Combination will be a Change in Control. The Bridge Notes bear interest at 20.0% per annum, payable quarterly in arrears commencing on September 30, 2008. The interest will be paid in cash or by adding the remaining amount of interest due to the outstanding principal amount of the Bridge Notes (the “Capitalized Interest”). Upon and during the occurrence of an Event of Default, the interest rate under the Bridge Notes will increase to 25.0% per annum. In addition, in the event that any payment of principal or other amounts payable under the Bridge Notes or other transaction documents in the Bridge Financing are not paid when due, such past due amounts are subject to a late charge of 15% per annum from the date due until paid.

The principal amount of the Bridge Notes (including any Capitalized Interest), together with any accrued and unpaid interest (other than any Capitalized Interest) and any late charges (the “Conversion Amount”), will be convertible at the option of the Bridge Note Holders, at any time following their issuance, into shares of Common Stock at the initial conversion price of $0.397 per share, subject to certain limitations on beneficial ownership. The Conversion Amount will also include the net present value of interest on the Bridge Note calculated at a 6.25% discount rate upon any optional conversion by the holders or change of control redemption event, subject to certain limitations. The conversion prices will be subject to certain adjustments set forth in the Bridge Notes, including full ratchet anti-dilution protection for the Bridge Notes in respect of any equity or convertible securities issuances, subject to customary exceptions and a limitation on the reduction of the conversion price below $0.397 without subsequent stockholder approval

The Bridge Notes provide that an event of default (an “Event of Default”) shall have occurred upon the happening of certain events which include, but are not limited to, the suspension of trading of Common Stock on the exchange, failure to cure conversion failures or maintain sufficient shares of Common Stock available for conversion, failure to timely repay the Bridge Notes, failure to timely repay certain indebtedness exceeding $250,000, the occurrence of bankruptcy or similar events, the rendering of a final judgment against the Company in excess of $500,000 not covered by insurance, failure to receive the Elitech Funding, termination of the Share Exchange Agreement, failure to consummate the Business Combination by March 31, 2009, breaches of covenants, and default under our material agreements.

Upon the occurrence of an Event of Default, a Bridge Note Holder may require the Company to redeem all or a portion of its Bridge Note at a redemption price in cash equal to the greater of (i) the product of (x) the Conversion Amount to be redeemed and (y) the applicable redemption premium (as described below), and (ii) the product of (A) the Conversion Amount divided by the conversion price in effect at such time as the Bridge Note Holder delivers the redemption notice and (B) the greater of (1) closing sale price of the Common Stock on the date immediately preceding the Event of Default, (2) the closing sale price of the Common Stock on the date immediately after the Event of Default, and (3) the closing sale price of the Common Stock on the date the Bridge Note Holder delivers the redemption notice. The applicable redemption premium is 120%, except for the occurrence of bankruptcy or similar event, in which case the applicable redemption premium is 100%.

In the event of a Change of Control, the Company will have the right to redeem all of the Bridge Notes, and each Bridge Note Holder will have the right to require the Company to redeem all or any portion of its Bridge Note, at a redemption price in cash equal to the sum of (1) accrued and unpaid interest on the Bridge Notes and late charges and (2) the greater of (i) the product of (x) the Conversion Amount (excluding interest and late charges) of the Notes being redeemed and (y) the quotient determined by dividing (A) the greater of the closing sale price of the Common Stock immediately prior to the consummation of the Change of Control, the closing sale price of the Common Stock immediately following the public announcement of such proposed Change of Control and the closing sale price of the Common Stock immediately prior to the public announcement of such proposed change of control by (B) the then applicable conversion price, and (ii) 110% of the Conversion Amount (excluding interest and late charges) of the Bridge Notes being redeemed.

Upon the occurrence of certain Fundamental Transactions (as defined in the Bridge Notes), the Company will be required to reaffirm its obligations under the Bridge Notes so as to provide a confirmation that following the consummation of the Fundamental Transaction, the Bridge Notes will be convertible into either (i) Common Stock or other shares of publicly traded Common Stock (or their equivalent) of the Company or the successor entity, or (ii) if the Company or the successor entity is not a publicly traded entity following a Fundamental Transaction, the securities or other cash or assets that the Bridge Note Holder would have received had it converted the Bridge Notes immediately prior to the consummation of the Fundamental Transaction.

The Bridge Notes contain covenants which, among other things, restrict the ability of the Company and its subsidiaries to

•	incur additional indebtedness other than in connection with existing indebtedness or certain permitted indebtedness;

•	grant liens on the Company’s assets other than certain ordinary permitted liens;

•	make distributions on or repurchase shares of Common Stock;

•	transact businesses with its affiliates and to make investments in subsidiaries;

•	change the nature of its business other than in respect of the Business Combination;

•	sell, convey or dispose of its business or assets except for specified permitted asset dispositions;

•	effect certain equity and debt financing that would result a dilutive issuance except for specified permitted financing.

In addition, the Company is not permitted to make any advance, loan, investment in or extend credit to its subsidiaries, except in the ordinary course of business and then not in an amount that exceeds, at any time, $90 million in the case of foreign subsidiaries, and $80 million in the case of domestic subsidiaries. Additionally, the Company has agreed that, after the date of the Bridge Financing, the net amount of advance, loan or investments made by the Company to its Italian Subsidiary in any rolling three months period shall not exceed $250,000 (the “Intercompany Advances Covenant”). Finally, the Company’s Italian subsidiary must have accounts receivable determined as at the end of each fiscal quarter net of reserves established in accordance with GAAP of at least €7.0 million (“Italian Receivable Covenant”).

Security Agreements and Guarantee

To secure the Company’s obligations under the Bridge Notes, on August 14, 2008, the Company entered into a second lien security agreement (the “Second Lien Security Agreement”) with Portside Growth & Opportunity Fund, as collateral agent for the Bridge Note Holders (the “Bridge Collateral Agent”), pursuant to which the Company granted a second priority security interest in (i) substantially all of the assets of the Company, (ii) all of the Company’s equity interests in its U.S. subsidiaries and (iii) 65% of the Company’s equity interest in its non-U.S. subsidiaries (other than the Italian Subsidiary) and (iv) a first priority security interest in all of the Company’s equity interests in its Italian subsidiary, subject to certain exclusions, which include (i) receivables sold pursuant to a factoring agreement with GE Capital Finance S.p.A. in Italy; (ii) assets transferred pursuant to, and intellectual property assets securing the obligations of the Company and its subsidiaries under, certain royalty sale transactions; (iii) cash collateral securing certain letters of credit; (iv) certain minority equity interests; and (v) assets subject certain permitted liens and certain other customary exclusions set forth in the terms of the Bridge Notes.

On August 14, 2008, Epoch Biosciences, Inc. and Nanotronics, Inc., each a wholly-owned subsidiary of the Company in the United States (the “U.S. Subsidiaries”) entered into a guaranty (the “Subsidiary Guaranty”) with the Bridge Collateral Agent, pursuant to which such subsidiaries agree to jointly and severally provide a full recourse guaranty of the Company’s obligation under the Bridge Notes. Also on August 14, 2008, the U.S. Subsidiaries entered into a security agreement (the “Subsidiary Security Agreement,” together with the Second Lien Security Agreement, the “Bridge Security Agreements”) with the Collateral Agent, pursuant to which the U.S. Subsidiaries granted security interest in substantially all of their assets to the Collateral Agent as collateral to secure their obligations under the Subsidiary Guaranty. The Bridge Security Agreements contain customary representations, warranties and covenants.

In addition, the Company agreed that, as soon as practicable after the Closing but no later than September 15, 2008, the Italian Subsidiary will enter into appropriate security agreements under Italian law to pledge certain bank accounts of the Italian Subsidiary as collateral to secure the Company’s obligations under the Bridge Notes and the Company will enter appropriate security agreements under Italian law to pledge all of the Company’s equity interest in the Italian Subsidiary. Also, prior to August 31, 2008, the Company shall cause the Italian Subsidiary to deliver a guarantee by the Italian Subsidiary for the Company’s obligation under the Bridge Notes.

Elitech Guaranty and Letter Agreement in respect of Bid for Italian Subsidiary

As an inducement for Initial Bridge Note Holders to invest in the Initial Bridge Notes, on August 14, 2008, Elitech executed a Limited Guaranty in favor of the Initial Bridge Note Holders, pursuant to which Elitech agreed to guarantee certain of the Company’s obligations under the Initial Bridge Notes, including payment of principal amount not to exceed $5.0 million and certain interest payments under the Initial Bridge Notes (the “Elitech Guaranty,” together with the Subsidiary Guaranty and Bridge Security Agreements, the “Bridge Security Documents”). In addition, on August 14, 2008, Elitech entered into a letter agreement with each of the Initial Bridge Note Holders and the Company, pursuant to which Elitech agreed that upon an event of default under any Bridge Note, New Exchanged Note (as defined below) and the request of specified parties, Elitech will deliver a firm, binding irrevocable bid to acquire all of the outstanding capital stock of the Italian Subsidiary in an amount of at least €7.0 Million (the “Bid Letters”).

Restructuring of 9.75% Senior Secured Convertible Notes

On August 14, 2008, the Company entered into a second amendment and exchange agreement (the “Exchange Agreement”) with each of the holders (the “Holders”) of the 9.75% Notes. The 9.75% Notes were issued in the Company’s debt restructuring transaction completed in March 2008 (the “March 2008 Restructuring”) in which the Company exchanged an aggregate of $12,917,000 in principal amount of the Company’s 6.25% Senior Convertible Notes (“6.25% Notes”) with an aggregate of $15,500,400 in principal amount of the 9.75% Notes.

Pursuant to the Exchange Agreement, the Holders will exchange all outstanding 9.75% Notes in an aggregate principal amount of $13,537,687.48 (the “Note Restructuring”) with (i) amended and restated 9.75% senior secured convertible notes in an aggregate principal amount of $13,537,687.48 (the “Amended Notes”) and (ii) 9.75% Senior Secured Convertible Notes in an aggregate principal amount of $2,707,537.50 (the “Additional Notes,” and together with the Amended Notes, the “New Exchanged Notes”).

The New Exchange Notes were not subject to the registration requirements of the Act pursuant to Section 3(a)(9) of the Act. In addition, the Holders agree that the exercise price of the warrants which were sold to the Holders in connection with the issuance of 6.25% Notes in August 2007 will be adjusted pursuant to the anti-dilution adjustments set forth therein to $0.397 as a result of the Bridge Financing and Note Restructuring but that the number of shares issuable upon exercise of such warrants will not be adjusted as a result of the Bridge Financing or the Note Restructuring. In addition, the Company agrees to pay Holders certain tax gross up payments and legal fees incurred as a result of the Note Restructuring.

Summary of New Exchanged Notes

As a result of the issuance of the Bridge Notes, the initial conversion price of the Amended Notes is adjusted to $0.397 pursuant to the anti-dilution provisions in the 9.75% Notes, which anti-dilution provisions were approved by stockholders of the Company on June 25, 2008. The Additional Notes are convertible only after stockholder approval of the Note Restructuring is obtained. Upon such stockholder approval, the Additional Notes will be convertible initially into an aggregate of 5,683,328 shares of Common Stock at an initial conversion price of $0.4764 per share.

The New Exchanged Notes have an identical interest rate and maturity date as the 9.75% Notes. The remaining terms of the New Exchanged Notes are substantially identical to the 9.75% Notes (see the Current Reports on Form 8-K filed on March 14, 2008 and March 28, 2008 for a description of the 9.75% Notes) except for the following:

•	The New Exchanged Notes do not contain the 20% redemption premium upon a change in control of the Company.

•

So long as the Company satisfies certain milestones relating to the Business Combination by certain dates, including filing of the proxy statement and stockholder approval of the Business Combination, then the Company’s obligations to make interest and principal payments under the New Exchanged Notes, including certain mandatory monthly and quarterly redemption payments and late charges are deferred. While such payments are deferred, interest is accrued at the event of default interest rate (12%) and late charges continue to accrue on all amounts so deferred (“Principal and Interest Deferral”).

•

The New Exchanged Notes contain an automatic conversion provision that provides that, if at any time (i) the average closing price of the Common Stock for any ten (10) trading days in any fifteen (15) consecutive trading day period equals or exceeds 150% of the then-effective conversion price of the Amended Notes or the Additional Notes, as the case may be, and (ii) the Company satisfies certain specified equity conditions, then all outstanding principal amounts under the Amended Notes or the Additional Notes, as the case may be, shall be converted into shares of Common Stock.

•

The Additional Notes do not contain certain mandatory redemption requirements as set forth in the 9.75% Notes and the Amended Notes, including monthly and quarterly redemption payments and redemption payments upon asset dispositions and subsequent placement by the Company.

•

The New Exchanged Notes provide that the failure of Elitech to provide Bridge Financing, termination of the Share Exchange Agreement, or failure to consummate of Business Combination by March 31, 2009 shall also constitute “events of default.”

•	The New Exchanged Notes contain the Intercompany Advances Covenant and Italian Receivable Covenant.

•	The Company cannot pay interest under the Additional Notes in shares of Common Stock prior to stockholder approval of the Note Restructuring.

Amended and Restated Security Agreement

In connection with the Note Restructuring, on August 14, 2008, the Company entered into an Amended and Restated Security Agreement (the “Amended Security Agreement,” together with the Bridge Security Documents, the “Security Documents”) with the Collateral Agent for the Holder (the “Note Collateral Agent”), which amends and restates the Security Agreement dated March 27, 2008 between the Company and the Note Collateral Agent. Under the Amended Security Agreement, the Company granted a first priority security interest in (i) substantially all of the Company’s assets, (ii) all of the Company’s equity interests in its U.S. subsidiaries, and (iii) 65% of the Company’s equity interests in its non-U.S. subsidiaries (other than the Italian Subsidiary) and (iv) a second priority security interest in all of the Company’s equity interests in its Italian subsidiary,, subject to certain exceptions, as collateral to secure the Company’s obligations under the New Exchanged Notes.

Intercreditor Agreement

In connection with the Note Restructuring and the Bridge Financing, on August 14, 2008, the Note Collateral Agent, the Bridge Note Holders, the Bridge Collateral Agent, the Company, and the U.S. Subsidiaries entered into an intercreditor agreement, pursuant to which the parties confirmed the relative priorities of the security interests in the assets and properties of Company and the U.S. Subsidiaries and provided for the orderly sharing among them, in accordance with such priorities, of the proceeds of such assets and properties upon any foreclosure thereon or other disposition thereof (the “Intercreditor Agreement”).

Consent and Third Supplemental Indenture

On August 14, 2008, and in connection with the Bridge Financing and the Note Restructuring, the Company and each Holder entered into a consent and agreement (the “Consent”), pursuant to which each Holder consents to, among other things, the Bridge Financing, the Note Restructuring and the execution of the Third Supplemental Indenture (as defined below).

On or about August 14, 2008, the Company and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture dated August 27, 2007 (as modified by the First Supplemental Indenture dated August 27, 2007 and the Second Supplemental Indenture dated March 27, 2008) (the “Indenture”), entered into a Third Supplemental Indenture to amend the Indenture in order to permit the Company to consummate the Bridge Financing and the Note Restructuring, and to revise certain terms in the Indenture, including the addition of Principal and Interest Deferral, in order to conform to the terms of the New Exchanged Notes. The Third Supplemental Indenture also provides that so long as the Company satisfies certain milestones relating to the Business Combination by certain dates, including filing of the proxy statement and stockholder approval of the Business Combination, then the Company’s obligations to make interest, principal payments and late charges are deferred under the Indenture. While such payments are deferred, interest is accrued at the event of default interest rate and late charges continue to accrue on all amounts so deferred.

Amendment of Rights Agreement

On August 14, 2008, the Company and Computershare Trust Company, N.A. (as successor rights agent to FleetBoston, N.A., successor rights agent to BankBoston, N.A.) (the “Rights Agent”) entered into Amendment No. 2 to the Rights Agreement (the “Amendment No. 2 to Rights Agreement”), dated as of November 17, 1998, as amended by Amendment No. 1 to the Rights Agreement dated December 11, 2000, between the Company and the Rights Agent (the “Rights Agreement”), in order to permit the Sellers to acquire the Common Stock of the Company pursuant to the Share Exchange Agreement without triggering the ability of stockholders to exercise their rights under the Rights Agreement.

The foregoing is a summary description of certain terms of the Share Exchange Agreement, the Voting Agreements, the Securities Purchase Agreements, the Exchange Agreements, the Bridge Notes, the Amended Notes, the Additional Notes, the Security Documents, the Bid Letters, the Intercreditor Agreement, the Consent, the Third Supplemental Indenture and Amendment No. 2 to Rights Agreement, and, by its nature, is incomplete. It is qualified in its entirety by the text of such documents or forms of such documents attached as exhibits to this Current Report on Form 8-K, the March 14, 2008 Form 8-K and the March 28, 2008 Form 8-K and incorporated herein by reference. All readers are encouraged to read the entire text of these documents.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 of this Current Report on Form 8-K, and the disclosure set forth in the March 14, 2008 Form 8-K and the March 28, 2008 Form 8-K, are incorporated in this Item 2.03 by reference.

Item 3.02.	Unregistered Sale of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 3.03	Material Modification to Rights of Security Holders

The information relating to the amendment of the Rights Agreement set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On August 14, 2008, the Company entered into a Cash Compensation Suspension Agreement (the “Agreement”) with Howard C. Birndorf, the Company’s Chief Executive Officer, pursuant to which the Company will suspend payment of the portion of his salary and other cash compensation in excess of $640.00 per week for the period beginning on August 14, 2008 and ending on the closing of the Business Combination or if the Share Exchange Agreement has been terminated, the later of (i) the date that the payment by the Company of those suspended salary and other compensatory cash payments would no longer jeopardize the ability of the Company to continue as a going concern and (ii) the date on which the Company no longer has any obligations to the Initial Bridge Note Holders (the “Suspension Period”). The suspended cash payments will be paid to Mr. Birndorf on the fifth (5th) business day following the end of the Suspension Period and will, until that time, accrue interest at the rate of eight percent (8%) per annum, compounded monthly.

The Company will also have the following obligations under the Agreement:

•	The Company will reimburse Mr. Birndorf for the fees incurred by him for personal legal and tax advice related to the Agreement in an amount not to exceed $10,000.

•

The Company will reimburse Mr. Birndorf for any incremental income tax liability he incurs for the 2008 taxable year as a result of the suspension of his base salary and other cash compensation during that year in an amount not to exceed $20,000.

•

The Company will provide Mr. Birndorf with a tax gross-up payment with respect to any penalty tax and interest liability he may incur under Section 409A of the Internal Revenue Code (and the corresponding provisions of applicable state tax laws) as a result of the suspension of his base salary and other cash compensation.

The foregoing summary and description of the terms of the Agreement is qualified in its entirety by reference to the complete agreement, a copy of which is filed as Exhibit 10.11 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On August 14, 2008, the Company issued a press release jointly with Elitech announcing the transaction described in this Form 8-K above. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following documents are filed as exhibits to this report:

2.1	Share Exchange Agreement, dated as of August 14, 2008, by and among the Company, Elitech, and the stockholders of Elitech.

4.1	Amendment No. 2 to Rights Agreement, dated as of August 14, 2008, between the Company and Rights Agent.

4.2	Third Supplemental Indenture, dated as of August 14, 2008, between the Company and The Bank of New York Mellon Trust Company, N.A.

4.3	Form of Amended and Restated Senior Secured Convertible Notes.

4.4	Form of Senior Secured Convertible Notes.

4.5	Form of Senior Secured Convertible Bridge Note.

10.1	Voting Agreement, dated as of August 14, 2008, between executive officers and directors of the Company and Elitech.

10.2	Securities Purchase Agreement, dated as of August 14, 2008, between the Company and each Holder thereto.

10.3	Securities Purchase Agreement, dated as of August 14, 2008, between the Company and Elitech.

10.4	Second Amendment and Exchange Agreement, dated as of August 14, 2008, between the Company and each Holder thereto.

10.5	Consent and Agreement, dated as of August 14, 2008, between the Company and each Holder thereto.

10.6	Limited Guaranty, dated as of August 14, 2008, by Elitech.

10.7	Security Agreement, dated as of August 14, 2008, between Epoch BioSciences, Inc., Nanotronics, Inc., and Portside Growth and Opportunity Fund, as Collateral Agent.

10.8	Second Lien Security Agreement, dated as of August 14, 2008, between the Company and Portside Growth and Opportunity Fund, as Collateral Agent.

10.9	Amended and Restated Security Agreement, dated as of August 14, 2008, between the Company and Portside Growth and Opportunity Fund, as Collateral Agent.

10.10	Guaranty, dated as of August 14, 2008, between subsidiaries of the Company and Portside Growth and Opportunity Fund, as Collateral Agent.

10.11	Cash Compensation Suspension Agreement, dated as of August 14, 2008, between the Company and Howard C. Birndorf.

10.12	Form of Letter Agreement in respect of Bid for Nanogen Advanced Diagnostics, s.r.l.

10.13	Intercreditor Agreement, dated as of August 14, 2008, among the Company, Portside Growth and Opportunity Fund, as Collateral Agent, Elitech and the holders of the Amended and Restated Senior Secured Convertible Notes, Senior Secured Convertible Notes, Senior Secured Convertible Bridge Note and the 6.25% Senior Convertible Notes Due 2010.

99.1	Press Release dated August 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOGEN, INC.

Date: August 14, 2008	By:	/s/ Nicholas Venuto
	Name:	Nicholas Venuto
	Title:	Chief Financial Officer